Exhibit 16.1
June 18, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Regency Energy Partners LP’s Form 8-K dated June 18, 2007, and have the following comments:
1.	We agree with the statements made in the first three paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the fourth, fifth and sixth paragraphs.
Yours truly,
/s/ Deloitte & Touche LLP
Dallas, Texas